Terra Industries Inc. reports fourth quarter and full-year results
S U M M A R Y
Q4/07 vs. Q4/06:
•	Operating income up $93 million.

•	Revenues up $121 million, or 27%.

•	Ammonia, UAN and AN selling prices up 16%, 69% and 20%.
FY07 vs. FY06:
•	Operating income up $354 million.

•	Revenues up $523 million, or 28%.

•	Ammonia, UAN and AN selling prices up 6%, 41% and 10%.
Outlook:
•	Projected grain inventories should encourage another year of strong planted acres of corn and wheat, which should lead to continued good nitrogen demand.

•	Nitrogen prices should remain strong through the 2008 planting season.

•	Natural gas prices will significantly affect Terra’s product costs.
Sioux City, Iowa (February 7, 2008)—Terra Industries Inc. (NYSE: TRA) announced today net income for the 2007 fourth quarter of $69.7 million ($.66 per share), up from net income of $11.6 million ($.11 per share) for the same period in 2006.
Terra reported 2007 fourth quarter operating income of $131.4 million, compared to operating income of $38.8 million for the 2006 fourth quarter. The 2007 earnings improvement was mostly due to higher selling prices.
For 2007, Terra posted net income available to common shareholders of $196.8 million ($1.90 per share) on revenues of $2.4 billion. For 2006, Terra recorded a net loss to common shareholders of $.9 million ($.01 per share) on revenues of $1.8 billion. The 2007 net income was reduced by $77.8 million ($49.8 million, net of tax), or $.47 per share, for debt retirement and asset impairment charges.
Analysis of fourth quarter results
Revenues for the 2007 fourth quarter totaled $570 million compared to $450 million for the 2006 fourth quarter. The $121 million revenue increase from the prior year was due primarily to higher nitrogen selling prices. Ammonia, nitrogen solutions (UAN) and ammonium nitrate (AN) selling prices improved 16, 69 and 20 percent, respectively, over those of the same period last year. Sales volumes of ammonia and UAN also increased by 9 and 5 percent, respectively, while AN sales volumes decreased by 22 percent, compared to last year. The improved selling prices and sales volumes reflect strong demand resulting from improved commodity grain prices and Terra customers’ efforts to secure supplies for the 2008 spring planting season. The 2006 fourth quarter revenues included Terra’s UK operation, which in September 2007 was contributed for a 50% interest in a joint venture that is reported as non-operating equity earnings.
Fourth quarter equity earnings were $5 million higher than last year due to improved operating rates at the Point Lisas Trinidad nitrogen facility.
Selling, general and administrative expense for the 2007 fourth quarter increased by $7.9 million over the 2006 fourth quarter. This is composed of an increase of $11.4 million in incentive and share-based compensation, partially offset by $3.1 million of reduced legal fees incurred in 2006 in association with planning of the UK joint venture. There was no incentive compensation earned during 2006. Share-based compensation, which vests over three years, included effects of 2007 fourth quarter increases to the price of Terra’s common shares.

Analysis of full-year results
The $523 million revenue improvement from 2006 to 2007 was mainly due to higher sales volumes and selling prices, driven by strong nitrogen products demand. UAN and AN sales volumes increased by 19 and 21 percent, respectively, over those of 2006. UAN and AN selling prices increased by 41 and 10 percent, respectively, in 2007 over 2006.
The $354 million operating income improvement from 2006 to 2007 was due to higher sales volumes and selling prices, and lower natural gas costs, partly offset by an impairment loss on Terra’s Beaumont facility and increased expenses for incentive and share-based compensation.
Terra refinanced its long-term debt in February 2007 and recorded a $39 million charge associated with the refinancing. The new debt agreement has a due date in 2017 and a fixed interest rate of 7.0%.
Forward natural gas position
Terra’s forward purchase contracts at Dec. 31, 2007, fixed prices for about 28 percent of its next 12 months’ natural gas needs at about $9.9 million above the published forward market prices at that date. These forward positions hedge production costs associated with sales commitments that Terra plans to ship in the first and second quarters of 2008.
Cash balances, customer prepayments and share buybacks
Cash balances, including almost $300 million in customer prepayments, totaled $698 million at Dec. 31, 2007. Terra expects to ship products under the prepay agreements during the 2008 first half.
During the 2007 fourth quarter, Terra did not repurchase any of its common shares under its share repurchase program. Since announcing its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008, Terra has repurchased 6.7 million shares.
Donaldsonville ammonia plant restart
Terra plans to restart its Donaldsonville, Louisiana ammonia plant during the third quarter of 2008. The output of this facility will replace 400,000 tons per year of purchased imported ammonia at more favorable gross margins. The facility will undergo turnaround and startup activities during the first half of 2008. The facility ceased production in December 2004; however, Terra has maintained the facility for a potential restart and retained the skilled workforce needed to operate it.
CEO’s remarks
“The nitrogen market environment remained very positive in the fourth quarter,” said Terra President and CEO Michael Bennett. “Nitrogen products selling prices remained strong as high commodity grain prices continued to support very healthy nitrogen demand.
“Our plants operated well, with high on-stream factors and efficient utilization during the fourth quarter.
“As we look to the first half of 2008, we anticipate continued strong demand for our products as supported by the record level of customer prepayments we have accepted for delivery. Grain prices continue to be robust, providing ample incentive for growers to optimize yields.”
Bennett continued, “In response to increasing demand and improved margin realization for upgraded nitrogen products, we are evaluating projects to increase upgrading capacity at several of our facilities. We believe additional investment in our upgrading capacity will enhance the strong market position of our operations and improve Terra’s long-term earnings capability.”
Conference call details
Terra management will conduct a conference call to discuss these fourth quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2007 revenues of $2.4 billion, is a leading international producer of nitrogen products.

Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note: Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands except per-unit amounts)	2007	2006	2007	2006

Revenues
Nitrogen products	$554,138	$438,185	$2,293,139	$1,793,759
Methanol	13,503	9,445	55,342	34,955
Other	2,608	1,873	11,585	8,008

	$570,249	$449,503	$2,360,066	$1,836,722

Costs and expenses
Cost of sales	419,878	395,012	1,824,976	1,732,222
Equity earnings of unconsolidated affiliates—operating	(5,831)	(1,183)	(16,209)	(17,013)
Impairment of assets	—	—	38,964	—
Selling, general and administrative	24,785	16,838	91,971	55,233

Total costs and expenses	438,832	410,667	1,939,702	1,770,442

Operating income	131,417	38,836	420,364	66,280

Interest income	6,185	958	17,262	6,457
Interest expense	(6,415)	(12,651)	(29,100)	(47,991)
Loss on early retirement of debt	—	—	(38,836)	—

Income (loss) before income taxes and minority interest	131,187	27,143	369,690	24,746

Income tax benefit (provision)	(40,052)	(11,249)	(114,795)	(9,247)
Minority interest	(16,561)	(4,286)	(50,281)	(11,286)
Equity earnings of unconsolidated affiliates—non-operating	(4,921)	—	(2,718)	—

Net income	69,653	11,608	201,896	4,213

Preferred stock dividends	(1,275)	(1,275)	(5,100)	(5,100)

Income (loss) available to common shareholders	68,378	10,333	196,796	(887)

Income (loss) per common share
Basic	$0.77	$0.11	$2.17	$(0.01)

Diluted	$0.66	$0.11	$1.90	$(0.01)

Basic and diluted weighted average shares outstanding:
Basic	88,889	91,735	90,575	92,676
Diluted	104,809	106,317	106,454	92,676
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	December 31,
	2007	2006
Assets
Cash and cash equivalents	$698,238	$179,017
Accounts receivable	171,228	198,791
Inventories	131,525	211,017
Other current assets	32,503	31,680

Total current assets	1,033,494	620,505

Property, plant and equipment, net	431,940	720,897
Equity method investments	351,986	164,099
Deferred plant turnaround costs—net	42,190	44,558
Other assets	32,301	22,654

Total assets	$1,891,911	$1,572,713

Liabilities and Stockholders’ Equity
Customer prepayments	$299,351	$77,091
Other current liabilities	208,261	232,356

Total current liabilities	507,612	309,447

Long-term debt and capital lease obligations	330,000	331,300
Pension liability	9,268	134,444
Deferred taxes	103,438	63,851
Other liabilities	95,689	40,188
Minority interest	109,729	94,687

Total liabilities and minority interest	1,155,736	973,917

Series A preferred shares	115,800	115,800

Stockholders’ equity	620,375	482,996

Total liabilities and stockholders’ equity	$1,891,911	$1,572,713

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (loss)	$69,652	$11,608	$201,896	$4,213
Non-cash charges and credits:
Depreciation and amortization	19,759	29,210	100,816	108,069
Impairment of assets	—	—	38,964	—
Deferred income taxes	41,898	5,779	90,879	3,777
Minority interest	16,561	4,286	50,281	11,286
Distributions in excess of equity earnings	3,415	67	8,536	9,202
Equity earnings of non-consolidated affiliates—non-operating	4,921	—	2,718	—
Non-cash loss on derivatives	1,577	(1,842)	1,753	933
Share-based compensation	11,264	2,725	28,102	7,010
Amortization of intangible and other assets	299	(1,250)	6,954	6,878
Loss on early retirement of debt	—	—	4,662	—
Change in assets and liabilities:
Accounts receivable	(8,843)	(9,650)	(38,085)	16,135
Inventories	(3,701)	(50,595)	45,771	(14,003)
Accounts payable and customer prepayments	243,119	76,819	218,019	37,960
Other assets and liabilities, net	(33,792)	(11,171)	(13,401)	(32,200)

Net cash flows from operating activities	366,129	55,986	747,865	159,260

Purchase of property, plant and equipment	(8,597)	(10,071)	(31,721)	(50,856)
Plant turnaround costs	(14,670)	(3,294)	(50,655)	(35,281)
Changes in overdraft protection arrangements	—	11,443	—	11,443
Return of investment in unconsolidated affiliates	4,705	—	4,705	9,660
Cash retained in UK joint venture	461	—	(16,788)	—
Proceeds from sale of property, plant and equipment	24	9,434	24	19,100
Debt issuance	—	—	330,000	—
Debt repayments	—	(3)	(331,300)	(37)
Payments for debt issuance costs	(41)	—	(6,444)	—
Excess tax benefits from equity compensation plans	3,317	1,255	3,317	1,255
Distributions to minority interests	(9,685)	(4,617)	(35,239)	(8,861)
Changes in restricted cash	—	—	—	8,595
Payments under share repurchase program	—	—	(87,426)	(18,796)
Common stock issuance and vestings	(1,513)	—	(1,424)	363
Preferred share dividends paid	(1,275)	(1,275)	(5,100)	(5,100)
Other	(1,095)	(2,011)	(593)	1,906

Increase (Decrease) in cash and short-term investments	337,760	56,847	519,221	92,651
Cash and short-term investments at beginning of period	360,478	122,170	179,017	86,366

Cash and short-term investments at end of period	$698,238	$179,017	$698,238	$179,017

Terra Industries Inc.
Summarized Information
(volumes in thousands)
Volumes and Prices

	Three Months Ended December 31,
	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	520	$346	479	$298
Nitrogen solutions (tons)	1,155	221	1,095	131
Urea (tons)	18	350	31	241
Ammonium nitrate (tons)	184	261	237	218
Methanol (gallons)	11,979	1.02	7,004	1.10

Natural gas cost[2]	$7.41		$6.48

	Twelve Months Ended December 31,
	2007		2006
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]
Ammonia (tons)	1,985	$333	1,897	$315
Nitrogen solutions (tons)	4,652	198	3,894	140
Urea (tons)	106	313	147	262
Ammonium nitrate (tons)	1,348	246	1,116	224
Methanol (gallons)	36,777	1.04	18,565	0.97

Natural gas cost[2]	$6.68		$7.08

[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases. 2006 gas costs include UK costs for the entire year; 2007 gas costs include UK costs for the first nine months.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.